UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 26, 2024
PACIRA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 West Kennedy Boulevard, Suite 890
Tampa, Florida 33609
(Address and Zip Code of Principal Executive Offices)

(813) 553-6680
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 26, 2024, Pacira BioSciences, Inc. (the “Company”) and Charles A. Reinhart, III, the Company’s Chief Financial Officer, agreed that he would depart the Company effective September 30, 2024, and will continue to serve as consultant to the Company for a period of nine months thereafter.

On September 26, 2024, the Board of Directors of the Company (the “Board”) appointed Lauren Riker, the Company’s current Senior Vice President of Finance and principal accounting officer, to also serve as interim Chief Financial Officer of the Company (including as principal financial officer and continuing as principal accounting officer for Securities and Exchange Commission reporting purposes), effective October 1, 2024. Ms. Riker is expected to remain in this interim role until a permanent successor to Mr. Reinhart is identified.

Ms. Riker, age 46, has been with the Company since May 2011 and has most recently served as the Company’s Senior Vice President of Finance since December 2021. There are no arrangements or understandings between Ms. Riker and any person pursuant to which Ms. Riker was selected to serve as interim Chief Financial Officer, other than her existing employment relationship. There are no family relationships between Ms. Riker and any director or executive officer of the Company, and Ms. Riker is not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

As an executive officer of the Company, Ms. Riker has an existing executive employment agreement with the Company’s operating subsidiary, Pacira Pharmaceuticals, Inc., a California corporation (as amended to date, the “Employment Agreement”), which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024. Ms. Riker’s current annual base salary is $374,700 per year, which is not being adjusted in connection with her appointment as interim Chief Financial Officer, and is subject to annual increase by the Board. Ms. Riker also participates in the Company’s annual cash incentive bonus program for executive officers, with her current annual incentive target set at 50% of her annual base salary, which is not being adjusted in connection with her appointment as interim Chief Financial Officer. Ms. Riker is also currently a participant in the Company’s cash-based long-term incentive plan for executives, and her incentive target for such program is also not being adjusted in connection with her appointment as interim Chief Financial Officer. In connection with her appointment as interim Chief Financial Officer, Ms. Riker will receive a $75,000 bonus which is repayable to the Company in the event that, within one year of payment, Ms. Riker’s employment is terminated for “cause” or she resigns for any reason other than “good reason” (each term as defined in the Employment Agreement). Ms. Riker participates in the Company’s other benefit programs generally available to employees of the Company.

If Ms. Riker is terminated for any reason other than for “cause” (as defined in the Employment Agreement) or terminates her employment for “good reason” (as defined in the Employment Agreement), she will be entitled to: (i) earned and accrued base salary, bonus, vacation time and other benefits; (ii) monthly salary continuation payments for a period of nine months from the effective date of the release required to be provided as a condition to receiving these payments; (iii) health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and (iv) immediate vesting of the portion of Ms. Riker’s outstanding unvested options that would have become vested during the nine-month period following the date of termination.

If, within 30 days prior to, or 12 months following, a “change of control” (as defined in the Employment Agreement), Ms. Riker is terminated for any reason other than for cause, or terminates her employment during the agreement term for “good reason” (as defined in the Employment Agreement), Ms. Riker will be entitled to: (i) earned and accrued base salary, bonus, vacation time and other benefits; (ii) monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments; (iii) a bonus payment in the then-current targeted percentage amount of Ms. Riker’s then-current base salary; (iv) health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage; and (v) immediate vesting of all outstanding unvested options previously granted to Ms. Riker as of the date of termination.

The foregoing description of the Employment Arrangement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Arrangement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC. (REGISTRANT)

Dated:	September 27, 2024	By:	/s/ KRISTEN WILLIAMS
Kristen Williams
Chief Administrative Officer and Secretary